FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of April 20, 2012 (the “First Amendment Effective Date”) among INNERWORKINGS, INC., a Delaware corporation (the “Borrower”), the Lenders party hereto and BANK OF AMERICA, N.A., as Administrative Agent for the Lenders (the “Administrative Agent”), Swing Line Lender and L/C Issuer. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement (as defined below).

RECITALS

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to that certain Credit Agreement dated as of August 2, 2010 (as previously amended and modified from time to time, the “Credit Agreement”);

WHEREAS, the Borrower is requesting that the Lenders modify certain provisions of the Credit Agreement; and

WHEREAS, the Administrative Agent, Swing Line Lender, L/C Issuer and the Lenders have agreed to amend certain terms of the Credit Agreement on the terms, and subject to the conditions, set forth below.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.                  Amendments to Credit Agreement.

(a)                Recitals. The second sentence of the introductory recitals to the Credit Agreement is hereby amended to read as follows:

The Borrower has requested that the Lenders provide $150,000,000 in credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

(b)               Section 1.01.

(1) The following definitions in Section 1.01 of the Credit Agreement are hereby amended to read as follows:

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The initial amount of the Aggregate Revolving Commitments in effect on the First Amendment Effective Date is $150,000,000.

“Attributable Debt” of any Person means (i) as of the date of determination thereof, with respect to any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party (including, without limitation, all Off-Balance Sheet Liabilities), the net present value (discounted according to GAAP at the cost of debt implied in such financing product) of the obligations of such Person for rental payments, interest and principal payments, or other similar periodic payments during the then remaining term of such synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product (including, without limitation, all Off-Balance Sheet Liabilities) and (ii) in respect of any Permitted Securitization Transaction of such Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Guarantors” means each Material Domestic Subsidiary of the Borrower identified as a “Guarantor” on the signature pages hereto and each other Material Domestic Subsidiary that joins as a Guarantor pursuant to Section 7.09 or otherwise, together with their successors and permitted assigns. Notwithstanding anything to the contrary in this Agreement, an SPV for a Permitted Securitization Transaction shall not be required to become a Guarantor.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that if such Person has not assumed or otherwise become liable for such Indebtedness, such Indebtedness shall be measured at the lower of the outstanding amount of such Indebtedness and the fair market value of such property securing such Indebtedness, in each case, at the time of determination, (g) all Guarantees by such Person of Indebtedness of others, (h) all Attributable Debt in respect of Off-Balance Sheet Liabilities of such Person, (i) all Capital Lease Obligations of such Person, (j) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (l) net obligations of such Person under Swap Contracts, (m) all earn-out obligations of such Person to the extent treated as Indebtedness under GAAP, (n) all Attributable Debt of such Person under Sale and Leaseback Transactions and (o) all Attributable Debt of such Person under Securitization Transactions. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

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“Maturity Date” means August 2, 2015; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

(ii) The following definitions are added in appropriate alphabetical order to Section 1.01 of the Credit Agreement:

“Eligible Receivables” means, as of any date of determination and without duplication, the aggregate book value of all accounts receivable, receivables, and obligations for payment created or arising from the sale of inventory or the rendering of services in the ordinary course of business (collectively, the “Receivables”), owned by or owing to an Loan Party (or that have been sold by a Loan Party to an SPV under a Permitted Securitization Transaction and are owned by or owing to such SPV; provided that the Administrative Agent for the benefit of the holders of the Obligations has a first-priority perfected security interest in all Equity Interests of such SPV), net of allowances and reserves for doubtful or uncollectible accounts and sales adjustments consistent with such Person’s internal policies and in any event in accordance with GAAP, but excluding in any event (i) any Receivable (other than, in the case of the following subclause (a), any such Receivable that has been sold by a Loan Party to an SPV under a Permitted Securitization Transaction and is owned by or owing to such SPV; provided that the Administrative Agent for the benefit of the holders of the Obligations has a first-priority perfected security interest in all Equity Interests of such SPV) which is (a) not subject to a perfected, first priority Lien in favor for the Administrative Agent to secure the Obligations or (b) subject to any other Lien that is not a Permitted Lien, (ii) Receivables which are more than 60 days past due (net of reserves for bad debts in connection with any such Receivables), (iii) 50% of the book value of any Receivable not otherwise excluded by clause (ii) above but owing from an account debtor which is the account debtor on any existing Receivable then excluded by such clause (ii), unless the exclusion by such clause (ii) is a result of a legitimate dispute by the account debtor and the applicable Receivable is no more than 90 days past due, (iv) Receivables owing by an account debtor which is not solvent or is subject to any bankruptcy or insolvency proceeding of any kind, (v) Receivables which are contingent or subject to offset, deduction, counterclaim, dispute or other defense to payment, in each case to the extent of such offset, deduction, counterclaim, dispute or other defense, (vi) Receivables for which any direct or indirect Subsidiary or any Affiliate is the account debtor, (vii) Receivables representing a sale to the government of the United States or any subdivision thereof unless the Federal Assignment of Claims Act has been complied with to the satisfaction of the Administrative Agent with respect to the granting of a security interest in such Receivable, with or other similar applicable Law, and (viii) Receivables which fail to meet such other specifications and requirements as may from time to time be established by the Agent in its reasonable discretion. Notwithstanding the forgoing, for purposes of this Agreement, Receivables owing from account debtors located outside of the United States shall not constitute more than 20% of Eligible Receivables.

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“Eligible Receivables Report” means a report substantially in the form of Exhibit 1.01.

“First Amendment Effective Date” means April 20, 2012.

“Permitted Securitization Transaction” means a Securitization Transaction pursuant to terms and documentation satisfactory to the Required Lenders that is entered into at a time where (i) the Consolidated Leverage Ratio, as of the last day of each of the two most recently ended four fiscal quarter periods for which financial information has been delivered pursuant to Section 7.01 did not exceed 2.0 to 1.0, and (ii) Consolidated EBITDA for each of the two most recently ended four fiscal quarter periods for which financial information has been delivered pursuant to Section 7.01 is at least $60,000,000.

“Securitization Transaction” means any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts receivables or similar rights to payment to a special purpose Subsidiary or Affiliate of the Borrower (each, an “SPV”).

“SPV” has the meaning specified in the definition of “Securitization Transaction” set forth in Section 1.01.

(iii) The pricing grid in the definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

Pricing Tier	Consolidated Leverage Ratio	Commitment Fee	Eurodollar Rate Loans and Letter of Credit Fees	Base Rate Loans
1	> 2.25 to 1.0	0.400%	2.15%	1.15%
2	> 2.00 to 1.0 but < 2.25 to 1.0	0.375%	1.90%	0.90%
3	> 1.75 to 1.0 but < 2.00 to 1.0	0.350%	1.65%	0.65%
4	> 1.50 to 1.0 but < 1.75 to 1.0	0.350%	1.40%	0.40%
5	< 1.50 to 1.0	0.350%	1.15%	0.15%

(iv) The last sentence in the definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

The Applicable Rate in effect from the First Amendment Effective Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.01(c) for the fiscal quarter ending March 31, 2012 shall be determined based upon Pricing Tier 4.

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(c)                Section 2.01. Clause (i) of Section 2.01(b) of the Credit Agreement is hereby amended to read as follows:

(i) the Aggregate Revolving Commitments shall not exceed $175,000,000 without the consent of the Required Lenders;

(d)               Section 2.05. Section 2.05(b) of the Credit Agreement is hereby amended to read as follows:

(b) Mandatory Prepayments. If for any reason either (i) the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect or (ii) if any Permitted Securitization Transaction exists, the sum of (A) the Total Revolving Outstandings plus (B) the outstanding obligations under such Permitted Securitization Transaction at any time exceeds an amount equal to 1.5 times Eligible Receivables (as determined by reference to the most-recent Eligible Receivables Report), then, in each case, the Borrower shall immediately prepay Revolving Loans and/or Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect. All amounts required to be paid pursuant to this Section 2.05(b) shall be applied as follows: first, ratably to the L/C Borrowings and the Swing Line Loans, second, to the outstanding Revolving Loans, and, third, to Cash Collateralize the remaining L/C Obligations. Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

(e)                Section 6.18. All references to “Closing Date” appearing in Section 6.18 of the Credit Agreement are deleted and replaced with references to “First Amendment Effective Date.”

(f)                Section 7.01. Section 7.01 of the Credit Agreement is amended by deleting the “and” at the end of clause (e), renumbering clause (f) to be clause (g), and adding a new clause (f) as follows:

(f) during such times as any Permitted Securitization Transaction exists, as soon as available, but in any event not later than fifteen days after the end of each month, an Eligible Receivables Report as of the last day of the most recently ended month;

(g)                Section 8.01. Section 8.01 of the Credit Agreement is amended by deleting the “and” at the end of clause (l), replacing the period at the end of clause (m) with “; and” and adding a new clause (n) to read as follows:

(n) non-recourse Indebtedness arising under Permitted Securitization Transactions in an aggregate amount not to exceed $50,000,000 at any one time outstanding;

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(h)               Section 8.02. Section 8.02 of the Credit Agreement is amended by deleting the “and” at the end of clause (g), renumbering clause (h) to be clause (i), and adding a new clause (h) as follows:

(h) Liens created or deemed to exist in connection with any Permitted Securitization Transaction permitted under Section 8.01(n), but only to the extent that any such Lien encumbers the applicable assets actually sold, contributed or otherwise conveyed pursuant to such Permitted Securitization Transaction;

(i)                 Section 8.03. Section 8.03(a) of the Credit Agreement is amended by deleting the “and” at the end of clause (iv), renumbering clause (v) as clause (vi), and adding a new clause (v) to read as follows:

(v) the sale of accounts receivable and related assets under any Permitted Securitization Transaction in an aggregate amount not exceed $50,000,000 during the term of this Agreement;

(j)                 Section 8.11(b). Section 8.11(b) of the Credit Agreement is hereby amended to read as follows:

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 3.00 to 1.0 (or, if a Permitted Securitization exists at such time, 2.75 to 1.0).

(k)	Schedule 2.01. Schedule 2.01 to the Credit Agreement is hereby deleted and replaced with Schedule 2.01 attached hereto.

(l)	Schedule 6.01. Schedule 6.01 to the Credit Agreement is hereby deleted and replaced with Schedule 6.01 attached hereto.

(m)	Schedule 6.18(a). Schedule 6.18(a) to the Credit Agreement is hereby deleted and replaced with Schedule 6.18(a) attached hereto.

(n)	Schedule 6.18(b). Schedule 6.18(b) to the Credit Agreement is hereby deleted and replaced with Schedule 6.18(b) attached hereto.

(o)	Schedule 6.18(c). Schedule 6.18(c) to the Credit Agreement is hereby deleted and replaced with Schedule 6.18(c) attached hereto.

(p)	Schedule 6.18(d). Schedule 6.18(d) to the Credit Agreement is hereby deleted and replaced with Schedule 6.18(d) attached hereto.

(q)	Schedule 6.18(e). Schedule 6.18(e) to the Credit Agreement is hereby deleted and replaced with Schedule 6.18(e) attached hereto.

(r)	Exhibit 1.01. A new Exhibit 1.01 to the Credit Agreement in the form of Exhibit 1.01 attached hereto is hereby added to the Credit Agreement.

(s)	JPMorgan Chase Bank, N.A. and PNC Bank, National Association shall each have the title of “Co-Syndication Agent.”

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2.                  Effectiveness; Conditions Precedent. This Amendment shall become effective upon satisfaction of the following conditions precedent:

(a)                Execution of Counterparts of Amendment. The Administrative Agent shall have received counterparts of this Amendment, which collectively shall have been duly executed on behalf of each of the Loan Parties, the Administrative Agent, the L/C Issuer and the Lenders.

(b)               Opinions of Counsel. The Administrative Agent shall have received favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the date hereof, and in form and substance reasonably satisfactory to the Administrative Agent.

(c)                No Material Adverse Effect. There shall not have occurred, since March 31, 2011, any event or condition that could reasonably be expected to have Material Adverse Effect.

(d)               Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(e)                Security. The Administrative Agent shall have received the following:

(i) UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(ii) duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the United States registered intellectual property of the Loan Parties; and

(iii) all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Equity Interests of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the law of the jurisdiction of organization of such Person) unless the Subsidiary whose Equity Interests are pledged has been dissolved.

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(f)                Lender/Administrative Agent Fees. The Borrower shall have paid (i) to the Administrative Agent, for the account of each Lender, all agreed upfront fees due and payable to such Persons on the date hereof and (ii) to the Administrative Agent, all fees due and payable to the Administrative Agent on the date hereof.

(g)                Attorney Costs. The Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (“Attorney Costs”) to the extent invoiced prior to or on the First Amendment Effective Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(h)               Other. The Administrative Agent and the Lenders shall have received such other documents, instruments, agreements and information as reasonably requested by the Administrative Agent or any Lender.

Without limiting the generality of the provisions of Section 10.03 of the Credit Agreement, for purposes of determining compliance with the conditions specified in this Section 2, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the date hereof specifying its objection thereto.

3.                  Ratification of Credit Agreement. The term “Credit Agreement” as used in each of the Loan Documents shall hereafter mean the Credit Agreement as amended and modified by this Amendment. Except as herein specifically agreed, the Credit Agreement, as amended by this Amendment, is hereby ratified and confirmed and shall remain in full force and effect according to its terms. The Loan Parties acknowledge and consent to the modifications set forth herein and agree that this Amendment does not impair, reduce or limit any of their obligations under the Loan Documents (including, without limitation, the indemnity obligations set forth therein) and that, after the date hereof, this Amendment shall constitute a Loan Document. Notwithstanding anything herein to the contrary and without limiting the foregoing, each of the Guarantors reaffirm their guaranty obligations set forth in the Loan Agreement.

4.                  Authority/Enforceability. Each of the Loan Parties represents and warrants as follows:

(a)                It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b)               This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) Debtor Relief Laws and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

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(c)                No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d)               The execution and delivery of this Amendment does not (i) violate, contravene or conflict with any provision of its Organization Documents or (ii) materially violate, contravene or conflict with any Laws applicable to it.

5.                  Representations. The Loan Parties represent and warrant to the Lenders that the representations and warranties of the Loan Parties set forth in Article VI of the Credit Agreement are true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date.

6.                  Counterparts/Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts of this Amendment by telecopy or other electronic imaging means (i.e., .pdf) shall be effective as an original.

7.                  GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered and this Amendment shall be effective as of the First Amendment Effective Date.

BORROWER:	INNERWORKINGS, INC,
a Delaware corporation

	By:	/s/ Joseph M. Busky
	Name:	Joseph M. Busky
	Title:	CFO

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/ Linda Lov
	Name:	Linda Lov
	Title:	AVP

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, an L/C Issuer and the Swing Line Lender

	By:	/s/ Carlos Morales
	Name:	Carlos Morales
	Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A.,
as a Lender

	By:	/s/ Jonathan M. Deck
	Name:	Jonathan M. Deck
	Title:	Assistant Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

	By:	/s/ Chris Hermann
	Name:	Chris Hermann
	Title:	/s/ Vice President

[signatures continue on next page]

ASSOCIATED BANK, N.A.,
as a Lender

By:	/s/ Jennifer Teubl
Name:	Jennifer Teubl
Title:	Vice President

THE NORTHERN TRUST COMPANY,
as a Lender

By:	/s/ Morgan A. Lyons
Name:	Morgan A. Lyons
Title:	SVP

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